Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Joe Poulos, Media, (612) 696-3400

Target Corporation Reports Third Quarter Earnings

•Third quarter net sales were $25.3 billion, 1.5 percent lower than 2024.
◦Digital comparable sales grew 2.4 percent, led by more than 35% growth in same-day delivery powered by Target Circle 360.
◦Food & Beverage and Hardlines ("Fun 101") delivered comparable sales growth in the quarter, offset by continued softness across the broader discretionary portfolio.
◦Non-merchandise sales grew nearly 18 percent with Roundel, membership and marketplace revenues all growing double digits.
•Third quarter GAAP EPS was $1.51 compared with $1.85 last year. Adjusted EPS1, which excludes non-recurring severance and asset-related charges, was $1.78.
•To deliver newness, convenience and value this holiday season, Target will offer2:
◦Over 20,000 new items — twice as many as the prior year — with more than half exclusive to Target.
◦Thanksgiving meals for 4 under $20, with turkey at just 79 cents per pound.
◦Lower prices on thousands of food, beverage and essential items to help consumers save on the products they rely on most.
◦Thousands of trend-right gifts starting at $5, plus thousands of toys under $20.
◦A suite of easy-to-use fulfillment options, including an expanded reach of next-day shipping available to more than half of the U.S. population.

For additional media materials, please visit:
https://corporate.target.com/news-features/article/2025/11/q3-2025-earnings

MINNEAPOLIS (November 19, 2025) – Target Corporation (NYSE: TGT) today announced its third quarter 2025 financial results.
The Company reported third quarter GAAP earnings per share (EPS) of $1.51 and Adjusted earnings per share1 of $1.78 compared with GAAP and Adjusted EPS of $1.85 in 2024. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.

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[1]Adjusted diluted earnings per share (Adjusted EPS), a non-GAAP financial measure, excludes the impact of certain discretely managed items. See the tables of this release for additional information. [2]Pricing, promotions and availability may vary by location and at Target.com. Prices are pre-tax and some are not valid in Alaska or Hawaii.

Target Corporation Reports Third Quarter Earnings — Page 2 of 12
“Thanks to the incredible work and dedication of the Target team, our third quarter performance was in line with our expectations, despite multiple challenges continuing to face our business,” said Michael Fiddelke, incoming Chief Executive Officer of Target. “As we head into the all-important holiday season, our team is well-prepared and ready to serve our guests with the great products, value, and inspiration they expect from Target. At the same time, we continue to focus on the important work to deliver on our three key priorities: solidifying our merchandising authority, elevating the shopping experience, and further harnessing the power of technology to move at greater pace and consistency, all in support of a return to sustainable growth.”

Guidance
For the fourth quarter of 2025, the Company is maintaining its expectation of a low-single digit decline in sales.
Full-year GAAP EPS is now expected to be approximately $7.70 to $8.70. Full-year Adjusted EPS, which excludes the gains from the litigation settlements in the first quarter and severance and asset-related charges in the third quarter, is now expected to be approximately $7.00 to $8.00.

Operating Results
Net Sales of $25.3 billion in the third quarter were 1.5 percent lower than last year, reflecting a merchandise sales decrease of 1.9 percent, partially offset by a 17.7 percent increase in non-merchandise sales. Comparable sales decreased 2.7 percent in the third quarter, reflecting a comparable store sales decline of 3.8 percent, partially offset by comparable digital sales growth of 2.4 percent. Third quarter operating income, which includes the impact of non-recurring items, was $0.9 billion, 18.9 percent lower than last year. Excluding those non-recurring items, operating income was $1.1 billion.
Third quarter operating income margin rate, which includes the impact of non-recurring items, was 3.8 percent in 2025, compared with 4.6 percent in 2024. Excluding those non-recurring items, operating margin rate was 4.4 percent in 2025. Third quarter gross margin rate was 28.2 percent, compared with 28.3 percent in 2024, reflecting merchandising pressure from increased markdowns, partially offset by growth in advertising and other revenues, lower inventory shrink and efficiency gains in supply chain and digital fulfillment. Third quarter SG&A expense rate, which includes non-recurring items, was 21.9 percent, compared with 21.3 percent in 2024. Excluding those non-recurring items, SG&A expense rate was 21.3 percent in Q3 2025, in line with last year.
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Target Corporation Reports Third Quarter Earnings — Page 3 of 12

Interest Expense and Taxes
The Company’s third quarter 2025 net interest expense was $115 million, compared with $105 million last year, reflecting higher average debt levels in the current year.
Third quarter 2025 effective income tax rate was 19.8 percent, compared with the prior year rate of 21.7 percent, reflecting the benefit of additional tax credits in the current year.

Capital Deployment and Return on Invested Capital
The Company paid dividends of $518 million in the third quarter, compared with $516 million last year, reflecting a 1.8 percent increase in the dividend per share, offset by the impact of a lower average share count.
The Company repurchased $152 million of its shares in the third quarter, retiring 1.7 million shares of common stock at an average price of $91.59. As of the end of the quarter, the Company had approximately $8.3 billion of remaining capacity under the repurchase program approved by Target’s Board of Directors in August 2021.
For the trailing twelve months through third quarter 2025, after-tax return on invested capital (ROIC) was 13.4 percent, compared with 15.9 percent for the trailing twelve months through third quarter 2024. The tables in this release provide additional information about the Company’s ROIC calculation.

Webcast Details
Target will webcast its third quarter earnings conference call at 7:00 a.m. CT today. Investors and the media are invited to listen to the meeting at Corporate.Target.com/Investors (click on "Q3 2025 Target Corporation Earnings Conference Call" under "Events & Presentations"). A replay of the webcast will be provided when available. The replay number is 1-800-876-4955.

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Target Corporation Reports Third Quarter Earnings — Page 4 of 12
Miscellaneous
Statements in this release regarding the Company’s future financial performance, including its fiscal 2025 full-year guidance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended February 1, 2025. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.

About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at nearly 2,000 stores and at Target.com, with the purpose of helping all families discover the joy of everyday life. Since 1946, Target has given 5% of its profit to communities, which today equals millions of dollars a week. Additional company information can be found by visiting the corporate website (corporate.target.com) and press center.

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Target Corporation Reports Third Quarter Earnings — Page 5 of 12

TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
(millions, except per share data) (unaudited)	November 1, 2025	November 2, 2024	Change	November 1, 2025	November 2, 2024	Change
Net sales	$25,270	$25,668	(1.5)%	$74,327	$75,651	(1.7)%
Cost of sales	18,137	18,402	(1.4)	53,168	53,700	(1.0)
Selling, general and administrative expenses	5,536	5,459	1.4	15,486	15,969	(3.0)
Depreciation and amortization (exclusive of depreciation included in cost of sales)	649	639	1.7	1,936	1,883	2.8
Operating income	948	1,168	(18.9)	3,737	4,099	(8.8)
Net interest expense	115	105	8.5	346	321	7.8
Net other income	(26)	(28)	(9.7)	(68)	(77)	(11.2)
Earnings before income taxes	859	1,091	(21.3)	3,459	3,855	(10.3)
Provision for income taxes	170	237	(28.4)	799	867	(7.9)
Net earnings	$689	$854	(19.3)%	$2,660	$2,988	(11.0)%
Basic earnings per share	$1.52	$1.86	(18.2)%	$5.85	$6.47	(9.6)%
Diluted earnings per share	$1.51	$1.85	(18.2)%	$5.84	$6.45	(9.6)%
Weighted average common shares outstanding
Basic	453.7	460.1	(1.4)%	454.4	461.6	(1.6)%
Diluted	455.1	461.5	(1.4)%	455.7	462.9	(1.6)%
Antidilutive shares	2.3	0.5		2.3	0.5
Dividends declared per share	$1.14	$1.12	1.8%	$3.40	$3.34	1.8%

Target Corporation Reports Third Quarter Earnings — Page 6 of 12

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions, except footnotes) (unaudited)	November 1, 2025	February 1, 2025	November 2, 2024
Assets
Cash and cash equivalents	$3,822	$4,762	$3,433
Inventory	14,896	12,740	15,165
Other current assets	1,984	1,952	1,956
Total current assets	20,702	19,454	20,554
Property and equipment, net	33,710	33,022	32,931
Operating lease assets	3,739	3,763	3,513
Other noncurrent assets	1,840	1,530	1,533
Total assets	$59,991	$57,769	$58,531
Liabilities and shareholders’ investment
Accounts payable	$13,792	$13,053	$14,419
Accrued and other current liabilities	6,317	6,110	5,738
Current portion of long-term debt and other borrowings	1,133	1,636	1,635
Total current liabilities	21,242	20,799	21,792
Long-term debt and other borrowings	15,366	14,304	14,346
Noncurrent operating lease liabilities	3,542	3,582	3,418
Deferred income taxes	2,279	2,303	2,419
Other noncurrent liabilities	2,061	2,115	2,067
Total noncurrent liabilities	23,248	22,304	22,250
Shareholders’ investment
Common stock	38	38	38
Additional paid-in capital	7,157	6,996	6,916
Retained earnings	8,777	8,090	8,009
Accumulated other comprehensive loss	(471)	(458)	(474)
Total shareholders’ investment	15,501	14,666	14,489
Total liabilities and shareholders’ investment	$59,991	$57,769	$58,531
Common Stock Authorized 6,000,000,000 shares, $0.0833 par value; 452,796,520, 455,566,995, and 459,244,995 shares issued and outstanding as of November 1, 2025, February 1, 2025, and November 2, 2024, respectively.

Preferred Stock Authorized 5,000,000 shares, $0.01 par value; no shares were issued or outstanding during any period presented.

Target Corporation Reports Third Quarter Earnings — Page 7 of 12

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Nine Months Ended
(millions) (unaudited)	November 1, 2025	November 2, 2024
Operating activities
Net earnings	$2,660	$2,988
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	2,331	2,215
Share-based compensation expense	197	229
Deferred income taxes	(21)	(58)
Noncash (gains) / losses and other, net	8	(1)
Changes in operating accounts:
Inventory	(2,156)	(3,279)
Other assets	(294)	(265)
Accounts payable	658	2,362
Accrued and other liabilities	102	(113)
Cash provided by operating activities	3,485	4,078
Investing activities
Expenditures for property and equipment	(2,842)	(1,968)
Other	52	26
Cash required for investing activities	(2,790)	(1,942)
Financing activities
Additions to long-term debt	1,984	741
Reductions of long-term debt	(1,609)	(1,112)
Dividends paid	(1,537)	(1,533)
Repurchase of stock	(408)	(506)
Shares withheld for taxes on share-based compensation	(65)	(98)
Cash required for financing activities	(1,635)	(2,508)
Net decrease in cash and cash equivalents	(940)	(372)
Cash and cash equivalents at beginning of period	4,762	3,805
Cash and cash equivalents at end of period	$3,822	$3,433

Target Corporation Reports Third Quarter Earnings — Page 8 of 12

TARGET CORPORATION

Operating Results

Net Sales	Three Months Ended		Nine Months Ended
(millions) (unaudited)	November 1, 2025	November 2, 2024	November 1, 2025	November 2, 2024
Apparel & accessories	$3,838	$4,003	$11,635	$12,161
Beauty	3,232	3,226	9,729	9,729
Food & beverage	6,008	5,917	17,499	17,308
Hardlines	3,190	3,152	9,786	9,634
Home furnishings & décor	3,908	4,185	10,789	11,612
Household essentials	4,542	4,715	13,321	13,828
Other merchandise sales	34	30	117	120
Merchandise sales	24,752	25,228	72,876	74,392
Advertising revenue (a)	241	167	621	459
Credit card profit sharing	119	148	395	433
Other	158	125	435	367
Net sales	$25,270	$25,668	$74,327	$75,651
(a)Primarily represents revenue related to advertising services provided via the Company's Roundel digital advertising business offering. Roundel services are classified as either Net Sales or as a reduction of Cost of Sales or Selling, General, and Administrative (SG&A) Expenses, depending on the nature of the advertising arrangement.

Rate Analysis	Three Months Ended		Nine Months Ended
(unaudited)	November 1, 2025	November 2, 2024	November 1, 2025	November 2, 2024
Gross margin rate (a)	28.2%	28.3%	28.5%	29.0%
SG&A expense rate (a)(b)	21.9	21.3	20.8	21.1
Depreciation and amortization expense rate (exclusive of depreciation included in cost of sales)	2.6	2.5	2.6	2.5
Operating income margin rate (b)	3.8	4.6	5.0	5.4
Note: Gross margin is calculated as Net Sales less Cost of Sales. All rates are calculated by dividing the applicable amount by Net Sales.
(a)    Reflects the impact of a reclassification of prior year amounts, which were not material, to conform with current year presentation. The reclassifications increased Cost of Sales with equal and offsetting decreases to SG&A Expenses.
(b)    SG&A Expenses and Operating Income for the three and nine months ended November 1, 2025, include certain costs related to our multi-year initiative to transform various aspects of our business. These discretely managed items resulted in a net impact to the SG&A Expense Rate of 0.6 and (0.6) percentage points for the three and nine months ended November 1, 2025, respectively, with an inverse impact on the Operating Income Margin Rate in the respective periods. The Reconciliation of Non-GAAP Adjusted EPS tables provide additional information.

Target Corporation Reports Third Quarter Earnings — Page 9 of 12

Sales Metrics

Comparable sales include all Merchandise Sales, except sales from stores open less than 13 months or that have been closed. Digitally originated sales include all Merchandise Sales initiated through mobile applications and the Company's websites.

Comparable Sales	Three Months Ended		Nine Months Ended
(unaudited)	November 1, 2025	November 2, 2024	November 1, 2025	November 2, 2024
Comparable sales change	(2.7)%	0.3%	(2.8)%	(0.5)%
Drivers of change in comparable sales
Number of transactions (traffic)	(2.2)	2.4	(1.9)	1.1
Average transaction amount	(0.5)	(2.0)	(0.9)	(1.6)

Comparable Sales by Channel	Three Months Ended		Nine Months Ended
(unaudited)	November 1, 2025	November 2, 2024	November 1, 2025	November 2, 2024
Stores originated comparable sales change	(3.8)%	(1.9)%	(4.2)%	(2.0)%
Digitally originated comparable sales change	2.4	10.8	3.8	6.9

Merchandise Sales by Channel	Three Months Ended		Nine Months Ended
(unaudited)	November 1, 2025	November 2, 2024	November 1, 2025	November 2, 2024
Stores originated	80.7%	81.5%	80.7%	81.8%
Digitally originated	19.3	18.5	19.3	18.2
Total	100%	100%	100%	100%

Merchandise Sales by Fulfillment Channel	Three Months Ended		Nine Months Ended
(unaudited)	November 1, 2025	November 2, 2024	November 1, 2025	November 2, 2024
Stores	97.7%	97.7%	97.7%	97.8%
Other	2.3	2.3	2.3	2.2
Total	100%	100%	100%	100%
Note: Merchandise Sales fulfilled by stores include in-store purchases and digitally originated sales fulfilled by shipping merchandise from stores to guests, Order Pickup, Drive Up, and Same Day Delivery.

Target Circle Card Penetration	Three Months Ended		Nine Months Ended
(unaudited)	November 1, 2025	November 2, 2024	November 1, 2025	November 2, 2024
Total Target Circle Card Penetration	16.9%	17.7%	17.0%	17.8%

Number of Stores and Retail Square Feet	Number of Stores			Retail Square Feet (a)
(unaudited)	November 1, 2025	February 1, 2025	November 2, 2024	November 1, 2025	February 1, 2025	November 2, 2024
170,000 or more sq. ft.	273	273	273	48,824	48,824	48,824
50,000 to 169,999 sq. ft.	1,576	1,559	1,559	197,274	195,050	195,050
49,999 or less sq. ft.	146	146	146	4,420	4,404	4,404
Total	1,995	1,978	1,978	250,518	248,278	248,278
(a)In thousands; reflects total square feet less office, supply chain facility, and vacant space.

Target Corporation Reports Third Quarter Earnings — Page 10 of 12

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we disclose non-GAAP adjusted diluted earnings per share (Adjusted EPS). This metric excludes certain items presented below. We believe this information is useful in providing period-to-period comparisons of the results of our operations. This measure is not in accordance with, or an alternative to, generally accepted accounting principles in the U.S. (GAAP). The most comparable GAAP measure is diluted earnings per share. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate Adjusted EPS differently, limiting the usefulness of the measure for comparisons with other companies.

Reconciliation of Non-GAAP Adjusted EPS	Three Months Ended
	November 1, 2025			November 2, 2024
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted EPS			$1.51			$1.85	(18.2)%
Adjustments
Business transformation costs (a)	$161	$120	$0.26	$—	$—	$—
Adjusted EPS			$1.78			$1.85	(3.9)%

Reconciliation of Non-GAAP Adjusted EPS	Nine Months Ended
	November 1, 2025			November 2, 2024
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted EPS			$5.84			$6.45	(9.6)%
Adjustments
Business transformation costs (a)	$161	$120	$0.26	$—	$—	$—
Interchange fee settlements (b)	(593)	(441)	(0.97)	—	—	—
Adjusted EPS			$5.13			$6.45	(20.5)%
Note: Amounts may not foot due to rounding.
(a)    Includes employee severance and related costs, as well as asset impairments and other charges related to the termination of a commercial partnership.
(b)    Includes gains, net of legal fees, related to settlements during the first quarter of 2025 of credit card interchange fee litigation matters in which the Company was a plaintiff.

Reconciliation of Non-GAAP Adjusted EPS Guidance
(per share) (unaudited)	Full Year 2025
GAAP diluted earnings per share guidance	$7.70 - $8.70
Estimated adjustments (a)
Interchange fee settlements	($0.97)
Business transformation costs	0.26
Adjusted diluted earnings per share guidance	~$7.00 - $8.00
(a)Full-year 2025 GAAP EPS may include the impact of additional discrete items, which will be excluded in calculating Adjusted EPS. The guidance does not currently reflect any such additional discrete items. In the past, these items have included both gains and losses, including certain asset impairments, severance, and other items that are discretely managed.

Target Corporation Reports Third Quarter Earnings — Page 11 of 12

Earnings before interest expense and income taxes (EBIT) and earnings before interest expense, income taxes, depreciation and amortization (EBITDA) are non-GAAP financial measures. We believe these measures provide meaningful information about our operational efficiency compared with our competitors by excluding the impact of differences in tax jurisdictions and structures, debt levels, and, for EBITDA, capital investment. These measures are not in accordance with, or an alternative to, GAAP. The most comparable GAAP measure is net earnings. EBIT and EBITDA should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate EBIT and EBITDA differently, limiting the usefulness of the measures for comparisons with other companies.

EBIT and EBITDA	Three Months Ended			Nine Months Ended
(dollars in millions) (unaudited)	November 1, 2025	November 2, 2024	Change	November 1, 2025	November 2, 2024	Change
Net earnings	$689	$854	(19.3)%	$2,660	$2,988	(11.0)%
+ Provision for income taxes	170	237	(28.4)	799	867	(7.9)
+ Net interest expense	115	105	8.5	346	321	7.8
EBIT	$974	$1,196	(18.7)%	$3,805	$4,176	(8.9)%
+ Total depreciation and amortization (a)	773	754	2.6	2,331	2,215	5.2
EBITDA	$1,747	$1,950	(10.5)%	$6,136	$6,391	(4.0)%
(a)Represents total depreciation and amortization, including amounts classified within Depreciation and Amortization and within Cost of Sales.

Target Corporation Reports Third Quarter Earnings — Page 12 of 12

We have also disclosed after-tax ROIC, which is a ratio based on GAAP information, with the exception of the add-back of operating lease interest to operating income. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital
(dollars in millions) (unaudited)
	Trailing Twelve Months
Numerator	November 1, 2025	November 2, 2024 (a)
Operating income	$5,204	$5,964
+ Net other income	97	105
EBIT	5,301	6,069
+ Operating lease interest (b)	167	157
- Income taxes (c)	1,238	1,403
Net operating profit after taxes	$4,230	$4,823

Denominator	November 1, 2025	November 2, 2024	October 28, 2023
Current portion of long-term debt and other borrowings	$1,133	$1,635	$1,112
+ Noncurrent portion of long-term debt	15,366	14,346	14,883
+ Shareholders' investment	15,501	14,489	12,514
+ Operating lease liabilities (d)	3,924	3,765	3,351
- Cash and cash equivalents	3,822	3,433	1,910
Invested capital	$32,102	$30,802	$29,950
Average invested capital (e)	$31,451	$30,376

After-tax return on invested capital (f)	13.4%	15.9%
(a)The trailing twelve months ended November 2, 2024, consisted of 53 weeks compared with 52 weeks in the current-year period.
(b)Represents the add-back to operating income driven by the hypothetical interest expense we would incur if the property under our operating leases was owned or accounted for under finance leases. Calculated using the discount rate for each lease and recorded as a component of rent expense within Operating Income. Operating lease interest is added back to Operating Income in the ROIC calculation to control for differences in capital structure between us and our competitors.
(c)Calculated using the effective tax rates, which were 22.6 percent and 22.5 percent for the trailing twelve months ended November 1, 2025, and November 2, 2024, respectively. For the twelve months ended November 1, 2025, and November 2, 2024, includes tax effect of $1.2 billion and $1.4 billion, respectively, related to EBIT, and $38 million and $35 million, respectively, related to operating lease interest.
(d)Total short-term and long-term operating lease liabilities included within Accrued and Other Current Liabilities and Noncurrent Operating Lease Liabilities, respectively.
(e)Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.
(f)For the trailing twelve months ended November 1, 2025, includes the impact of after-tax net gains on interchange fee settlements and business transformation costs, which had a net favorable impact on after-tax ROIC of 1.0 percentage point. Note (b) to the Rate Analysis table provides additional information.